Exhibit 10.15

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

RESIDUAL PURCHASE AGREEMENT

This Residual Purchase Agreement (this “Agreement”), dated December 31, 2010 (“Effective Date”), is between Calpian, Inc., a Texas corporation (“Purchaser”), and Calpian Residual Partners V, L.P. , a Delaware limited partnership (“Seller”).

RECITALS

A. Seller owns and has assumed those certain agreements listed on Exhibit A hereto (as may be amended from time to time, the “ISO Agreements”). Under the ISO Agreements, Seller is to receive residual payments each month (“Residuals”) from Seller’s efforts to market and sell merchant acquiring services to acceptable businesses (“Merchants”). Each Merchant is identified by a unique merchant identification number (“MID”). A Merchant may have multiple MIDs.

B. Purchaser desires to buy, and Seller desires to sell, all of Seller’s right, title and interest in and to certain of the Residuals, plus Purchaser will assume certain of Seller’s obligations under the ISO Agreements.

C. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. PURCHASE AND SALE OF RESIDUALS

1.1. Purchase and Sale of Residuals. Subject to the terms and conditions of this Agreement, concurrently with the execution of this Agreement (the “Closing”), Seller shall sell, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in and to (a) [* * *] of the Residuals received each month [* * *] that are attributable to the Merchants and Merchant agreements set forth on the attached Exhibit F and identified by MID (all such Merchant MIDs collectively referred to herein as the “Sold Merchants”), [* * *], and (b) all contracts, records and other documents in any form, whether hard copy, resident on computers, or otherwise, in the possession or under the control of Seller relating to the Sold Merchants (collectively, together with all Residuals attributable to the Sold Merchants, the “Purchased Residuals”). Purchaser shall receive the payment for the Purchased Residuals beginning with the payment made in the month of January 2011.

1.2. Non Assumption of Liabilities. Purchaser will assume all responsibilities for providing services to Sold Merchants under the ISO Agreements and payment of downline residual owed to sales reps and agents with respect thereto. Other than such liability, Purchaser does not, and shall not be deemed to, assume any liabilities, obligations, expenses, or commitments of Seller of any kind, whether accrued, absolute or contingent, and shall not be deemed to, otherwise assume any liability or obligation arising from any transaction by any merchant or consumer or otherwise.

1.3. Purchase Price. At the Closing, Purchaser shall pay to Seller an amount equal to $1,134,564 in cash, payable as set forth below (the “Cash Amount” or the “Purchase Amount”).

1.4. Instruments of Conveyance and Transfer. Seller shall deliver to Purchaser at the Closing such assignments and other instruments of transfer as are necessary to complete the transfer and to vest in Purchaser all of Seller’s rights, title and interest in, to and under the Purchased Residuals attributable to the Sold Merchants, including, without limitation, all monies due and to become due thereunder, and all amounts received or to be received with respect thereto and all proceeds thereof, free and clear of all liens, claims, security interests and encumbrances of any kind.

1.5. Intention of the Parties. The right to receive Purchased Residuals shall be assigned to Purchaser as of the date of the Closing, and except as set forth herein, Seller will have no continuing interest in such Purchased Residuals. Notwithstanding anything to the contrary in this Agreement or any instruments, certificates, financing or continuation statements, or other documents executed and delivered in connection herewith, on and after the Effective Date, Purchaser shall own all right, title and interest in and to one hundred percent (100%) of the Purchased Residuals. It is the intention of the parties hereto that the purchase of the Purchased Residuals made hereunder shall constitute a “sale of accounts,” as such term is used in Article 9 of the UCC, which sales are absolute and irrevocable and provide the Purchaser with the full benefits of ownership of the Purchased Residuals.

1.6. Monthly Revenue.

(a) At the Closing, Seller shall deliver written instructions to the processor(s) under the ISO Agreements to pay all Residuals directly to Purchaser each month, effective as of the Effective Date (the “Monthly Revenue”).

II. CLOSING DELIVERIES

2.1 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser the following documents:

(a) Bill of Sale. A bill of sale in substantially the form attached as Exhibit B hereto, and such other documents reasonably satisfactory to Purchaser and its counsel, as shall be necessary to vest in Purchaser all of Seller’s rights and interest in, and title to, the Purchased Residuals;

(b) Documents. Copies of documents, computer files, and computer printouts requested by Purchaser related to the Sold Merchants. Seller may delete or redact from such reports all information not related to the Sold Merchants. Seller shall deliver to Purchaser originals of all information and documents in whatever form that relate to the Sold Merchants and the Purchased Residuals, and shall not retain copies of any such documents without the express written consent of Purchaser;

(c) Consent. The consent and agreement of all parties to each ISO Agreement, as applicable, in form and content acceptable to Purchaser and its counsel, including, but not limited to, a consent of the assignment by Seller of its right, title and interest in and to the Residuals and the consent of the processor(s) to direct all Residual payments to the Purchaser substantially in the form attached as Exhibit C hereto;

2.2 Purchaser Deliveries. Purchaser shall deliver to Seller the following:

(a) Cash Amount. At Closing, the Cash Amount, paid directly to Seller by wire transfer of immediately available funds.

III. AFFIRMATIVE COVENANTS

Seller hereby covenants [* * *] following the Effective Date to do the following:

3.1 Purchased Residuals.

(a) Seller shall indicate on its books and records that the Purchased Residuals have been sold to, and are the property of, Purchaser;

(b) if Seller receives money or property that represents payment of all or any portion of the Purchased Residuals, Seller shall immediately inform Purchaser of such receipt and within five (5) business days remit such money or property to Purchaser, with proper endorsements (it being understood that this covenant shall continue for so long as any Purchased Residuals exist); and

3.2 Sold Merchants. The covenants contained in this §3.2 shall continue, as to a specific Sold Merchant, for as long as Purchaser receives Residuals from such Sold Merchant.

3.2.1 Seller shall not, directly or indirectly (i) provide credit card authorization, settlement or related services to any of the Sold Merchants except as contemplated herein or as separately agreed between Purchaser and Seller, (ii) enter into any agreement with or solicit, directly or indirectly, any Sold Merchant for transaction processing, authorization, settlement and related services, (iii) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise, related to or arising from the Sold Merchants, between Purchaser or any processor and any Sold Merchant, or (iv) disparage Purchaser to any processor, Sold Merchant or other third party.

3.2.2 Seller will not seek additional processing or bank relationships for merchant processing other than its existing relationships as defined in the ISO Agreements, as applicable, without the express written consent of Purchaser.

3.3 Government Compliance. To the extent necessary to preserve Purchaser’s interest in the Purchased Residuals and as otherwise set forth in this Agreement, do or cause to be done all things necessary to: (i) maintain its legal existence and good standing under the laws of the state of its formation; (ii) maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the Purchased Residuals; and (iii) preserve and maintain in full force and effect all other qualifications, certificates or licenses required for the collection of the Purchased Residuals.

3.4 Payment of Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it, including any taxes assessed as a result of the transactions contemplated herein, provided that Seller shall not be obligated to pay any such item that it disputes in good faith, until such time as its obligation to pay has been finally determined.

3.5 Reporting. Furnish or cause to be furnished to Purchaser:

3.5.1 If Seller is required to submit audit reports pertaining to the Purchased Residuals to MasterCard, Visa, Discover, any other card acceptance organizations, any sponsor banks, any credit card processor or any other organization or person, then, within seven (7) days of the completion of such audit report, Seller shall provide a complete copy of such audit results to Purchaser including any and all deficiencies, defaults and management’s plan to remedy any outstanding items contained in the audit report; and

3.5.2 Such other operating reports and financial and other information relating to the business, affairs and financial condition of Seller and with respect to the Sold Merchants or Purchased Residual as Purchaser reasonably may request in writing from time to time, including but not limited to financial information, based upon the Seller’s internal figures; and

3.5.3 Monthly residual reports for Sold Merchants provided by the applicable processor to Seller that are not provided directly from the processor to Purchaser.

3.6 Inspection. At all reasonable times during normal business hours and as often as Purchaser may reasonably request, permit authorized representatives of Purchaser to: (i) have access to the financial records of Seller and other records relating to the operations and procedures of Seller; and (ii) discuss the affairs, finances and accounts of Seller with, and be advised as to the same by, the officers of Seller, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement and the other documents and agreements executed in connection herewith.

3.7 Notice of Litigation. Notify Purchaser in writing, promptly upon learning thereof, of any litigation commenced against Seller that may have an adverse effect on the business, assets, operations, prospects or financial or other condition of Seller or the Sold Merchants or Purchased Residuals.

3.8 Notice of Event of Default. Immediately inform Purchaser by written notice of the occurrence of any event or condition of any nature that may constitute an Event of Default (as defined below).

3.9 Sold Merchant Contracts. Deliver to Purchaser all contracts and any additional material related to the Sold Merchants.

3.10 [* * *]

IV. NEGATIVE COVENANTS

Seller shall not do any of the following (set forth in Sections 4.1 through 4.4) without Purchaser’s prior written consent for as long as Purchaser is receiving, or entitled to receive, Residuals from the Sold Merchants:

4.1 Dispositions. Sell, lease, assign, transfer or otherwise dispose of or attempt to sell, lease, assign transfer or otherwise dispose of, any of Seller’s rights, title or interests or purported rights title or interests in and to the ISO Agreements if such disposition could or would impair Purchaser’s rights in the Purchased Residuals, the Sold Merchants, [* * *]

4.2 Lien. Create or permit or attempt to create or permit any lien or security interest upon Seller, or any part of the ISO Agreements or the Residuals that are and are not part of the Purchased Residuals or the Sold Merchants.

4.3 ISO and Processor Agreements. (a) enter into any new ISO Agreements or processing agreements without Purchaser’s prior written consent, such consent not to be unreasonably withheld and such consent or objection to be delivered as soon as possible and, if not delivered within five (5) days of receipt of Seller’s written request, Purchaser’s consent shall be deemed to have been given, (b) amend, modify, restate, cancel or otherwise change in any material way any existing ISO Agreement or processing agreement (except to the extent that processor makes changes to its standard ISO Agreement), (c) transfer the processing services for any Merchants under the ISO Agreements, (d) sell or transfer any Merchants or Residuals to another Person other than in accordance with the provisions of this Agreement, (e) direct any processor to change the payment of Residuals to any person other than Purchaser, or (f) direct any processor to withhold the payment of Residuals from Purchaser.

V. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Seller. Seller represents, warrants and covenants the following to Purchaser, and any successor or assignee of Purchaser, with the knowledge that Purchaser is relying on such representations, warranties and covenants in entering into this Agreement:

5.1.1 Authorization. Seller has full power and authority to enter into this Agreement, sell the Purchased Residuals and carry out the terms and provisions of this Agreement. Each ISO Agreement, as applicable, authorizes Seller to assign the Purchased Residuals to a third party. Seller may lawfully sell, transfer and assign the Purchased Residuals to Purchaser without affecting the obligations of the processor(s) thereunder. This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.1.2 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement: (i) would require the consent of any other party to, constitute a breach of, or result in the creation or imposition of any lien under, any agreement to which Seller is a party, except as specifically set forth herein; or (ii) will violate any law or ruling of any court or governmental authority to which Seller is subject.

5.1.3 Consents and Approvals. No consent or approval of any governmental authority, any Sold Merchant or any other party is required to be made or obtained by Seller in connection with the performance of this Agreement by Seller, except as specifically set forth herein. At the Closing, all parties to the ISO Agreements shall have consented to the assignment of the Purchased Residuals to Purchaser. At the Closing, each party to the ISO Agreements shall have executed a consent in substantially the form attached as Exhibit C hereto.

5.1.4 No Undisclosed Liabilities; Taxes. Seller has no material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, that adversely impact the Sold Merchants or the Purchased Residuals. Seller has paid, when due, all taxes owed to all governmental authorities.

5.1.5 Litigation. There is no action, proceeding or investigation pending or threatened against Seller that (i) would involve the Sold Merchants and Seller or Purchaser, or (ii) may impact Purchaser’s right to the Purchased Residuals.

5.1.6 Sold Merchants. The list of the Sold Merchants is attached as Exhibit F hereto and sets forth (i) the name of each Sold Merchant, (ii) the address of each Sold Merchant, (iii) the current month to date sales of each Sold Merchant, (iv) the current year to date sales of each Sold Merchant, (v) the discount rate paid by each Sold Merchant, (vi) the Sold Merchant’s MID, and (vii) any other documentation reflecting revenues received by Seller attributable to each Sold Merchant. Such list is entirely accurate and complete. Seller has the right to receive Residuals with respect to the Sold Merchants under the ISO Agreements, as applicable. All information disclosed to Purchaser in this Agreement or otherwise provided to Purchaser is accurate and complete in all material respects. Seller does not maintain or control any reserve account or other funds attributable to any Sold Merchant. Seller has not received any notice of default or termination from any Sold Merchant, nor does Seller know of any bankruptcy of any Sold Merchant. Seller has complied, and will continue to comply in all material respects with, the provisions of the ISO Agreement. Seller has complied, and will continue to comply with, all applicable laws, regulations and industry standards in connection with the operation of its business as it relates to the Sold Merchants. Except as otherwise disclosed to Purchaser, Seller has good and valid title to the Purchased Residuals, free and clear of all liens, claims, security interests and encumbrances of any kind.

5.1.7 Industry Security Guidelines. Seller has complied, and will continue to comply with, the Industry Security Guidelines with respect to the Purchased Residuals. Seller understands that failure to comply with the Industry Security Guidelines may result in the imposition of fines and/or penalties by the Payment Brands, governmental entities or other third parties, and Seller agrees to indemnify and reimburse Purchaser immediately for any fine or penalty imposed on, or fees, expenses or other losses inuring to, Purchaser due to Seller’s breach of this Section or Seller’s violation of the Industry Security Guidelines.

5.1.8 Privacy Requirements. Seller has complied, and will continue to comply with, the Privacy Requirements with respect to the Purchased Residuals.

5.1.9 Disclosure. No representation or warranty by Seller contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements in this Agreement not misleading. There is no fact or development known to Seller which adversely affects, or which might in the future adversely affect, the Sold Merchants. All documents and information, in whatever form, provided to Purchaser by Seller are complete and correct versions of the documents and information they purport to represent.

5.1.10 Brokerage Fees and Expenses. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other like payment in connection with this Agreement or the transactions contemplated by this Agreement. Seller shall be responsible for all of its own expenses related to the negotiation, preparation and closing of this Agreement and the transactions contemplated hereunder.

5.1.11 No Third Parties. Seller does not have any agreements or commitments to or with any person or entity, including an independent sales organization or trade association, which would give rise to any valid claim against Purchaser. No third party, including but not limited to any sales agent, independent sales organization or trade association, has any claim to a proprietary or economic interest in any Sold Merchant or the Purchased Residuals. Seller has paid in full, and will be liable for, all amounts due to any third party in respect of the Sold Merchants or any transaction relating to the Sold Merchants.

5.1.12 Commercial Purposes. The transactions contemplated herein are for commercial purposes only and shall not be considered consumer transactions.

5.2 Representations and Warranties of Purchaser. Purchaser represents, warrants and covenants the following to Seller, and any successor or assignee of Seller, with the knowledge that Seller is relying on such representations, warranties and covenants in entering into this Agreement:

5.2.1 Due Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

5.2.2 Authorization. Purchaser has full power and authority to enter into this Agreement and carry out the terms and provisions of this Agreement included the issuance of Purchaser’s common stock at the closings and in the future as provided herein. The execution, performance and delivery of this Agreement have been duly authorized by all necessary action on the part of the Purchaser’s board of directors. No vote of the Purchaser’s stockholders is required to authorize the issuance of the common stock contemplated by this Agreement. This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.2.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement: (i) would require the consent of any other party to, constitute a breach of, or result in the creation or imposition of any lien under, any agreement to which Purchaser is a party; or (ii) will violate any law or ruling of any court or governmental authority to which Purchaser is subject.

5.2.4 Consents and Approvals. No consent or approval of any governmental authority or any other party is required to be made or obtained by Purchaser in connection with the performance of this Agreement by Purchaser.

VI. EVENTS OF DEFAULT; REMEDIES.

6.1 Seller’s Defaults. Any one of the following which occur [* * *] shall constitute an event of default by Seller (an “Event of Default”) under this Agreement:

6.1.1 Agreements. Any of the following events if it would materially impair the Purchased Residuals or Seller’s ability to perform its obligations under this Agreement or the Services Agreement: (a) Seller’s failure to comply with the material terms and conditions of the ISO Agreements, any processing agreement and any amendment thereto, (b) the termination of any ISO Agreement or any processing agreement, or (c) the breach or the occurrence of any event with respect to Seller which with notice or the expiration of any applicable cure period shall constitute a breach of any of the ISO Agreements, or any processing agreements, or which would adversely impact the Purchaser in any manner whatsoever under such agreements

6.1.2 Payment Default. Seller shall fail to pay, within ten (10) days of when due, any amount payable under this Agreement or any other document or agreement executed in connection herewith (such documents being collectively referred to herein as the (“Transaction Documents”) that is not subject to a dispute between the parties;

6.1.3 Covenant Default. Seller fails or neglects to perform, keep, or observe any term, provision, condition, covenant or agreement contained in this Agreement or any other Transaction Document, and if such default under this clause is capable of being cured, Seller has failed to cure the default within thirty (30) days after the occurrence thereof;

6.1.4 Other Agreements. There is a material default in any agreement to which Seller is a party with a third party or parties that materially inhibits Seller’s ability to meet its obligations under this Agreement or the Services Agreement, which default is not cured within thirty days after its occurrence.

6.1.5 Misrepresentations. Seller or any Person acting for Seller makes any representation, warranty, or other statement now or later in this Agreement, any other Transaction Document, or in any writing delivered to Purchaser or to induce Purchaser to enter this Agreement or any Transaction Document, and such representation, warranty, or other statement shall prove to be incorrect or misleading in any material respect as of the date as of which the representation, warranty, statement, affidavit or certificate was given, stated or certified. As used herein, the term “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency;

6.1.6 Lien. The failure of Seller to use all commercially reasonable efforts to cause its lenders to release all liens or security interests upon all parts of the ISO Agreements, the Residuals that are not part of the Purchased Residuals and the Sold Merchants within 30 days of the Effective Date; and

6.1.7 Compliance with Laws. The failure of Seller to comply in all material respects with all (i) present and future laws, ordinances, rules, regulations, orders and requirements of every duly constituted governmental or quail-governmental authority or agency applicable to Seller, or (ii) similarly applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions, in each case where the failure to so comply could reasonably be expected to materially inhibit Seller’s ability to perform its obligations under this Agreement or the Services Agreement, and which default is not cured within 30 days after Seller learns of or reasonably should know of the occurrence.

6.2 Remedies to Seller’s Default. Upon any Event of Default that shall remain uncured, Purchaser shall have such remedies available to Purchaser under law and/or equity.

6.3 Purchaser’s Defaults. Any one of the following which occur within [* * *] after the Effective Date (or such longer period if specified herein) shall constitute an event of default by Purchaser (“Purchaser Default”) under this Agreement:

6.3.1 Payment Default. Purchaser shall fail to pay, within ten (10) days of when due, any amount payable under this Agreement or any other Transaction Documents that is not subject to a dispute between the parties;

6.3.2 Misrepresentations. Purchaser or any Person acting for Purchaser makes any representation, warranty, or other statement now or later in this Agreement, any other Transaction Document, or in any writing delivered to Seller or to induce Seller to enter this Agreement or any Transaction Document, and such representation, warranty, or other statement shall prove to be incorrect or misleading in any material respect as of the date as of which the representation, warranty, statement, affidavit or certificate was given, stated or certified. As used herein, the term “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

VII. INDEMNIFICATION

7.1 Indemnification. SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD PURCHASER AND ITS STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (EACH, “INDEMNIFIED PERSON”) HARMLESS AGAINST: (A) ALL OBLIGATIONS, DEMANDS, CLAIMS, AND LIABILITIES (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY OTHER PARTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND RESULTING FROM SELLER’S BREACH OF ITS COVENANTS, WARRANTIES AND REPRESENTATIONS, INCLUDING BUT NOT LIMITED TO INDUSTRY SECURITY GUIDELINES AND THE PRIVACY OF CARDHOLDER

INFORMATION; AND (B) AND THE EXPENSES OF DEFENDING SUCH CLAIMS (INCLUDING REASONABLE ATTORNEYS’ FEES AND REASONABLE EXPENSES); EXCEPT FOR CLAIMS AND/OR LOSSES DIRECTLY CAUSED BY SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

VIII. RESERVED

IX. MISCELLANEOUS

9.1	Confidentiality.

9.1.1 This Agreement and the matters addressed herein shall be deemed confidential information of the parties (“Confidential Information”). Confidential Information does not include: information that becomes publicly known (other than by a party’s unauthorized disclosure); or information disclosed to a party after the Closing by a third party who is legally entitled to disclose it. Merchant information unrelated to the Sold Merchants or Purchased Residuals is the Confidential Information of Seller. Merchant information related to the Sold Merchants or Purchased Residuals is the Confidential Information of Purchaser. Each party, together with its successors and assigns, will not at any time, directly or indirectly, use, communicate, or disclose to any individual or entity any Confidential Information belonging to the other party, including but not limited to copies or originals of any information supplied to it. This shall not prohibit Seller from providing to processors Purchaser Confidential Information related to Sold Merchants or Purchased Residuals customarily provided to them in the ordinary course of business. If a party is required, by interrogatories, subpoenas, or otherwise, to disclose the other party’s Confidential Information, the party ordered to disclose will immediately provide the party who owns the Confidential Information with notice of such request. This Section 9.1 shall survive the termination of this Agreement. Notwithstanding the foregoing, Seller agrees and acknowledges that Purchaser is subject to the disclosure requirements of state and federal securities laws and regulations and that, as such, Purchaser may disclose this Agreement, the Exhibits, and the terms hereof and thereof to the extent it deems it necessary or advisable in order to comply with such laws and regulations, and, further, that all such disclosures may also be disclosed by Purchaser through other public means including, but not limited to, Purchaser’s website, presentations and press releases.

9.1.2 Right to Injunctive Relief. Purchaser and Seller agree that the violation of Section 9.1 could cause irreparable injury to the party whose Confidential Information might be disclosed or misused and that the remedy at law for any violation or threatened violation would be inadequate. The party who is the owner of the Confidential Information shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages, in addition to any other relief to which it may be entitled.

9.2	Survival. All covenants, representations and warranties made in this Agreement continue in full force. The obligation of Seller in Section VII to indemnify Purchaser shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

9.3	Amendments. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties hereto. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties hereto and any such waiver shall not be construed as a waiver of any other terms and conditions of this Agreement. A waiver by either party as to any particular breach shall not constitute or be considered as a waiver of any similar or other breach or default thereafter.

9.4	Waivers. A waiver of a breach of any term of this Agreement will not be considered a waiver of a further breach of the same term or a waiver of a breach of any other term or a waiver of Purchaser’s right to declare a default.

9.5	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via telecopy with confirmed receipt or sent via overnight delivery service:

If to Seller:

Calpian Residual Partners V, L.P

500 N. Akard, Suite 2850

Dallas, Texas 75201

Attn: Harold Montgomery

Facsimile: (214) 758-8602

If to Purchaser:

Calpian, Inc.

500 N. Akard Street, Suite 2850

Dallas, Texas 75201

Attn: Harold Montgomery, CEO

Facsimile: (214) 758-8602

or to such other person or address as either party shall furnish the other party in writing.

9.6	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Seller may not assign this Agreement nor any of Seller’s rights, interests or obligations arising out of this Agreement without the prior written consent of Purchaser. Purchaser may assign this Agreement without the consent of Seller.

9.7	Governing Law and Venue.

9.7.1	This contract, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles.

9.7.2	Exclusive venue for any litigation between the parties hereto (except for action by Seller to protect its Confidential Information) shall be in Dallas County, Texas, and shall be brought in the State District Courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division.

9.8	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9	Exhibits and Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part of the Agreement. This Agreement is the mutual product of the parties, and each provision has been subject to the mutual consultation and negotiation of each of the parties, and shall not be construed for or against any party.

9.10	Severability. If any provision of this Agreement shall be found to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions shall remain in full force and effect. Any provision of this Agreement held illegal, invalid, or unenforceable shall remain in full force and effect to the extent not so held. In lieu of the provision held illegal, invalid, or unenforceable, there shall be automatically added as part of this Agreement a provision as similar in its terms to such invalid provision as may be possible and may be legal, valid and enforceable.

9.11	Entire Agreement. This Agreement, including the Exhibits and other documents referred to herein which form a part of this Agreement, embody the entire agreement of the parties regarding the subject matter contained in it. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.12	Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and should not be deemed to confer upon any third party any right.

9.13	Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14	Separate Representation. Each party agrees and acknowledges that it has retained its own legal and tax counsel with respect to the transactions set forth in this Agreement and that it is relying solely on its own advisors with respect to the legal and tax implications of such transactions and not upon any advice from the other party.

[Signature pages follow]

The parties have executed this Residual Purchase Agreement as of the Effective Date set forth above.

SELLER:

Calpian Residual Partners V, L.P.

By:	/s/ Craig Jessen
Craig Jessen

Title:	Calpian Residual GP V, LLC
General Partner to Calpian Residual Partners V, L.P.

PURCHASER:

Calpian, Inc.

By:	/s/ Laird Cagan
Laird Cagan
Director

INDEX TO EXHIBITS

EXHIBIT A	ISO AGREEMENTS*

EXHIBIT B	BILL OF SALE AND ASSIGNMENT

EXHIBIT C	CONSENT OF PROCESSOR*

EXHIBIT D	Reserved

EXHIBIT E	Reserved

EXHIBIT F	SOLD MERCHANTS*

EXHIBIT G	Reserved

EXHIBIT H	Reserved

EXHIBIT I	Reserved

EXHIBIT J	Reserved

EXHIBIT K	PRIVACY AND SECURITY REQUIREMENTS

*	Exhibit Redacted in Full

EXHIBIT A

ISO AGREEMENTS

[* * *]

EXHIBIT B

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment, made                                         ,             , from Calpian Residual Partners V, L.P. (the “Seller”) to Calpian, Inc. (“Purchaser”), is made with reference to the following facts:

(a) Seller and Purchaser are parties to a certain Residual Purchase Agreement, of even date herewith (the “Agreement”); and

(b) The Agreement provides that Seller shall transfer to Purchaser certain assets and rights identified in Section 1.1 of the Agreement.

Therefore:

For the consideration described in the Agreement and other good and valuable consideration, the receipt of which is acknowledged, Seller sells, assigns and delivers to Purchaser all of Seller’s right, title and interest in and to the Sold Merchants and the Residuals (as defined in the Agreement).

Seller’s representations and warranties contained in the Agreement are incorporated herein.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be executed and delivered the      day of             , 20    .

SELLER

By:

STATE OF	)
)
COUNTY OF	)

Before me,                                         , a notary public of the state and county aforesaid, personally appeared                                         , with whom I am personally acquainted, and who, upon oath, acknowledged himself to be the within named bargainer, and that he, being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing his name.

Witness my hand and seal, at office in                                         , this      day of             , 20__.

Notary Public
My Commission Expires:

EXHBIT C

CONSENT OF PROCESSOR

[* * *]

EXHIBIT F

SOLD MERCHANTS

[* * *]

EXHIBIT K

PRIVACY AND SECURITY REQUIREMENTS

The term “Industry Security Guidelines” shall mean the privacy and security requirements and all applicable laws, rules, regulations, standards and guidelines adopted or required by Visa U.S.A. Inc., MasterCard International, Inc., American Express, Discover Financial Services, LLC and other credit and debit card providers debit network providers and any stored value and loyalty program providers (“Payment Brands”), and the Payment Card Industry Security Standards Council relating to privacy, data security and the safeguarding, disclosure and handling of Payment Instrument information, including but not limited to the Payment Card Industry Data Security Standards, Visa’s Cardholder Information Security Program, Discover’s Information Security & Compliance Program, American Express’s Data Security Operating Policy, MasterCard’s Site Data Protection Program, Visa’s Payment Application Best Practices, the Payment Card Industry’s Payment Application Data Security Standard, MasterCard’s POS Terminal Security program, the Payment Card Industry PIN Entry Device Standard, ATM or Debit Networks other financial service card organizations, rules and regulations administered by OFAC, the Bank Secrecy Act, anti-money laundering laws, and the USA Patriot Act, in each case as they may be amended from time to time.

The term “Privacy Requirements” means any applicable state or federal law or regulations or rules, regulations, standards and guidelines adopted or required by Payment Brands, as may be in effect or as may be enacted, adopted or determined regarding the privacy, confidentiality, use, and disclosure of Cardholder Information of any type.

A “Customer” is the person or entity to whom a Payment Instrument is issued or who is otherwise entitled to use a Payment Instrument.

A “Payment Instrument” is an account, or evidence of an account, authorized and established between a Customer and a Payment Brand, or representatives or members of a Payment Brand that Merchants accept from Customers. Payment Instruments include, but are not limited to, credit and debit cards, stored value cards, loyalty cards, electronic gift cards, authorized account or access numbers, paper certificates, credit accounts and the like.

“Cardholder Information” is collectively known as “Customer Information” and may include, but is not limited to the following information about any Customer of a Merchant: name; address; phone number; email address; credit card number; driver’s license; social security number; birth date; demographics, Transactional Data and includes, but not be limited to the following information about a Merchant or its officers and principals, name, address, phone number; email address; credit card number; driver’s license; social security number; birth date; demographics.

“Transactional Data” includes but is not limited to Seller’s use, access, and storage of certain credit card non-public personal information including, but not limited to card account numbers, expiration dates, security code data, such as CVV2, CVC2 and PIN data.